Exhibit 10.5
PROMISSORY NOTE

US$32,187	December 30, 2010

This Promissory Note is intended to replace, substitute and consolidate in its entirety the Notes issued in the name of Jeannot McCarthy set forth on Schedule A attached hereto in the aggregate principal amount of  US$17,200.

FOR VALUE RECEIVED, PATIO BAHIA, INC., a Florida corporation (the “Maker”), agrees and promises to pay to the order of Jeannot McCarthy, her successors and/or assigns (the “Holder”) on demand (the “Maturity Date”) at the Holder’s address at 201 Holly Lane, Plantation, Florida   33317, or such other place as designated in writing by the Holder of this Promissory Note, the principal sum of THIRTY-TWO THOUSAND ONE HUNDRED EIGHTY-SEVEN Dollars (US$32,187.00) (the “Loan”), with interest at a rate of 6% per annum commencing on the date of the loan amounts set forth on Schedule A attached hereto, payable in lawful money of the United States which shall be legal tender in payment of all debts at the time of payment.

This Promissory Note may be prepaid at any time prior to the Maturity Date by the Maker without premium or penalty.

The entire principal amount of the Loan, shall be due and payable on the Maturity Date.  In the event that any payment of principal falls due to a day that is Saturday, Sunday or holiday when national banks in the United States must or may be closed for business, the payment shall be due on the immediately following business day.

While any default exists in the making of any of the payment under this Promissory Note, the Maker hereby promises to pay on the first day of each month interest on the principal balance of this Promissory Note then outstanding at the rate representing eighteen percent (18%) per annum.

It is the intent of parties hereto that in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest allowed by applicable law, as amended from time to time, and in the event any such payment is paid by the Maker or received by Holder, then such excess sum shall be credited as a prepayment of principal, unless the Maker shall notify the Holder, in writing, that the Maker elects to have such excess sum returned forthwith.

This Promissory Note shall not be modified except by an instrument in writing signed by the party against whom enforcements of such modification is sought.

This Promissory Note shall be governed and construed in accordance with the laws of the State of Florida, without regard to conflict of laws or principles thereof.  Any suit or proceeding relating to this Promissory Note shall be brought or instituted only in a court of competent jurisdiction in Broward County, Florida.

The Maker consents and agrees to any and all extensions of time, renewals, waivers or modifications that may be granted by the Holder with respect to this Promissory Note.

No waiver by the Holder of any default hereunder shall be deemed to constitute a waiver of any subsequent default.  No exercise of any right or remedy hereunder shall preclude the exercise of any other right or remedy.

The Maker agrees to pay or reimburse the Holder and any other holder hereof of all costs and expenses of preparing, seeking advice in regard to, enforcing, and preserving its rights under this Note or any document or instrument executed in the connection herewith (including reasonable attorneys’ fees and costs and reasonable time charges of attorneys who may be employees of the Holder, whether in or out of court, in original or appellate proceedings or in bankruptcy.)

The Maker, any endorses, sureties, guarantors and all others who are, or may become, liable for the payment hereof severally:  (a) waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, (b) consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications hereof from time to time prior to or after the maturity date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing, (c) agree to any substitution, exchange, addition or release of any party or person primarily or secondarily liable hereon, (d) agree that Holder shall not first be required to institute any suit, or to exhaust its remedies against the Maker or any other person or party to become liable  hereunder or against the security in order  to enforce payment of this Note, and (e) agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release by Holder of any such person), the Maker shall be and remain directly and primarily liable for all sums due under this Note.

THE MAKER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRRECOABLEY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM PERTAINIG TO ANY MATTERS WHATSOEVER ARISIING OUT OF OR IN ANY WAY CONNECTED WITH THIS PROMISSORY NOTE, THIS WAIVER BEING A MATERIAL INDUCEMENT FOR THE HOLDER TO MAKE THE TO THE MAKER.

All documentary stamp or other taxes (if any) required by law at any time to be affixed to this Promissory Note shall be paid by the Maker.  The Maker agrees to indemnify and hold the Holder and each of its officers, directors, employees, affiliates, successors and assigns harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities, penalties, fines, fees and damages (including, without limitation, related reasonable counsel and paralegal fees and expenses) incurred or suffered by the Holder arising out of or resulting from the Maker’s failure to pay such documentary stamp or other tax.

IN WITNESS WHEREOF, the Maker has duly executed this Promissory Note as of the day and year first above written.

PATIO BAHIA, INC.

By:	/s/
Jeannot McCarthy, President

Schedule A

Date of Loan	Amount

12/31/2005	$14,987
03/13/2007	3,000
05/07/2007	5,000
07/03/2007	2,000
08/15/2007	3,500
09/11/2007	2,500
11/12/2008	1,200

$32,187